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                              FOR IMMEDIATE RELEASE

Contact: Arnold Dauer
         Jeffery Haertlein
         MagnaVision Corporation
         The Wedgewood Building
         1725 Highway 35, Suite B
         Wall, NJ 07719
         Phone: 732-449-1200

           MagnaVision Announces Proposed Sale of Private Cable Assets

WALL, N.J., November 3, 1999 - MagnaVision Corporation (OTC Bulletin Board:MAGV) and Lamont Television Systems, Inc. (dba Campus TeleVideo) announced today that they have entered into a non-binding Letter of Intent under which Campus TeleVideo proposes to purchase the service contracts and related fixed assets of MagnaVision's private cable operations for a price of $7.5 million in cash. The transaction is subject to the completion of due diligence, necessary approvals and consents, and the preparation and execution of a definitive agreement within a 60 day exclusivity period, and other conditions. Daniels & Associates is assisting MagnaVision in the transaction.

         MagnaVision Corporation provides private cable television and data services to approximately 30,000 resident students at 28 college and university campuses throughout the eastern United States, and also provides service to senior living facilities.

          MagnaVision also has long term rights to use fixed wireless spectrum at seven existing transmission sites in New York and an additional site in New Jersey. MagnaVision is headquartered in Wall, NJ.

         Campus TeleVideo is one of the nation's largest providers of telecommunication services for colleges and universities, meeting the needs of over 100 campuses and 350,000 subscribers. Since 1984, Campus TeleVideo has provided engineering, construction, maintenance, financing, and programming to educational and financial institutions as well as municipalities and multi-dwelling units. Campus TeleVideo, a wholly owned subsidiary of Lamont Television Systems, Inc. is headquartered in Greenwich, CT and maintains engineering offices in New Castle, DE, Chicago, IL; Kent, OH; Duarte, CA and Los Angeles, CA.

         This release contains certain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company. Such factors include among others, general economic and business conditions, which will, among other things, impact demand for the Company's services, changes in public taste, trends and demographic changes, which may impact the Company's ability to generate revenue; political, social and economic conditions and laws, rules and regulations, which may affect the Company's results of operations; timely completion of development plans; the indebtedness of the Company; quality of management; availability of qualified personnel; changes in, or failure to comply with, government regulations; and other factors.